SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATIONFILED PURSUANT TO
               SECTION 8(a) OFTHE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    DEF STRYPES Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          c/o  Puglisi & Associates
               850 Library Avenue
               Suite 204
               Newark, Delaware  19715

Telephone Number (including area code): (302) 738-6680

Name and Address of Agent for Service of Process:

               RL&F Service Corp.
               One Rodney Square
               10th Floor
               Tenth and King Streets
               Wilmington, Delaware  19801

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to
               Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES |X|   NO  | |

SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the day of , 1999.

                                          DEF STRYPES TRUST


                                          By:
                                             -------------------------
                                               Donald J. Puglisi


                                          By:
                                             -------------------------
                                                William R. Latham III


                                          By:
                                             -------------------------
                                                 James B. O'Neill